Leatt Continues Momentum with Third Quarter Revenue Growth of 57% to Record $8.6 Million

Double-Digit Sales Growth Across All Product Lines; On Pace for Record 2018

CAPE TOWN, South Africa, November 13, 2018 – Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced its financial results for the third quarter ending September 30, 2018. All financial numbers are in U.S. dollars.

Financial and Business Highlights

•	Third quarter revenues of $8.6 million, up 57%, compared to the year ago period
•	Net income of $1.1 million, up 277%, compared to the year ago period
•	Cash provided by operating activities of $1.2 million year-to-date
•	Balance sheet remains strong with cash and cash equivalents of $1.7 million and no long-term debt

Leatt CEO, Sean Macdonald said, “We continued our momentum from the first half of 2018 with strong, double-digit sales growth across all of our product lines in the third quarter, both in the United States and abroad, partly as a result of targeted marketing programs highlighting the launch of our 2019 product line. Additionally, by continually prioritizing research and development we have further expanded our product categories and substantially increased our sales volume while maintaining healthy product margins, by appealing to a broader consumer market.”

“In the U.S. we remain focused on growing and developing an internal sales force and a robust distribution network, which is positively impacting our business model and contributing significantly to our sales growth,” added Mr. Macdonald. “We are continuing to add top level partners and strengthen our relationships with long-term partners abroad, evolving our model for the most effective distribution of our stable of exceptional protective products. The investments we are making in advertising and marketing, primarily aimed at developing direct business partners, consumer brand engagement, on-going research and product development and growing an internal, professional sales force, are providing exceptional returns as evidenced by the increase in sales volume and enthusiastic pre-ordering activity we are seeing at the dealer level.”

“Leatt continues to be a leader in protective gear, riding apparel and accessories,” added Founder and Chairman, Dr. Christopher Leatt, “and we are further expanding our offerings with the launch of a new product category and additional helmet and knee protection products later this year in select international markets. Our new protective product line will not only fulfil its core purpose to protect riders, but it will also serve as an additional marketing tool with strategically placed, highly-stylized branding.”

Financial Summary

Total consolidated revenues for the three-month period ended September 30, 2018 increased to $8.6 million, up 57%, compared to $5.5 million for the same 2017 period. The increase was primarily driven by increased sales across all of the Company’s products lines, including a 61% increase in Neck Brace sales, a 25% increase in Helmet sales, a 65% increase in Body Armor sales and a 55% increase in sales of other products, parts and accessories. For the nine months ended September 30, 2018, total consolidated revenues increased by $4.1 million, or 28%, to $18.9 million, up from $14.8 million for the same 2017 period. The increase during the 2018 period was primarily driven by an 11% increase in Neck Brace sales, a 23% increase in Body Armor sales, a 69% increase in Helmet sales and a 50% increase in other product and accessories sales during the period.

For the third quarter of 2018, gross profit was $4.0 million, or 46.7% of revenues, up 58%, compared to $2.5 million, or 46.6% of revenues, for the 2017 period. For the nine months ended September 30, 2018, gross profit was $9.1 million, or 48.3% of revenues, up 26%, compared to $7.2 million, or 48.8% gross margin, for the year-ago period.

Income from operations during the 2018 third quarter was $1.5 million, compared to $422,000 for the same period last year, and income from operations during the nine months ended September 30, 2018, was $1.6 million, compared to $508,000 for the prior year period.

Net income for the three months ended September 30, 2018 was $1.1 million, or $0.21 per basic share and $0.20 per diluted share, compared to $293,000, or $0.05 per basic and diluted share, during the same 2017 period. Net income for the nine months ended September 30, 2018 increased 248% to $1.2 million, or $0.22 per basic and diluted share, compared to $344,000, or $0.06 per basic and diluted share, for the same 2017 period. The increase in net income for the 2018 period was primarily driven by an increase revenues.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At September 30, 2018, the Company had cash and cash equivalents of $1.7 million, a current ratio of 2.0:1 and there was no long-term debt.

Business Outlook

Mr. Macdonald went on to say, “Looking ahead, we are increasingly optimistic about our opportunities for continued growth and profitability, given the initial success we are experiencing with the launch of new products for 2019 and the pending introduction of our pipeline of innovative products. Through continual refinement and selective expansion of our distribution networks we believe that we have a sales and delivery infrastructure that will enable the placement of an increasing range of products in key locations around the world as we continue to grow our brand presence. We expect a strong finish to 2018 as we look ahead to pursuing additional growth opportunities in 2019 and beyond.”

Conference Call

The Company will host a conference call at 10 a.m. ET on Tuesday, November 13, 2018, to discuss the 2018 third quarter results.

Participants should dial in to the call 10 minutes before the scheduled time, using the following numbers: 1-877-407-9716 (USA) or 1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (international) and using passcode 13684618.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release November contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company’s investment in advertising and marketing will continue to provide exceptional returns; the Company’s ability to continue developing and introducing additional products and product categories to the market at the same rate, that the Company will achieve growth in international markets, or benefit from market acceptance of its branded products; the likelihood that the Company will derive financial benefit from the stylized branding of its products; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives, including the impact of its 2019 product lines on its revenues during the 2018 third half; the business strategy, plans and objectives of the Company and its subsidiaries, including its efforts remain focused on bio-medical and technology driven research to make extreme sports safer; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor November differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties November be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Investor Relations

Brett Maas
Managing Partner
Hayden IR
Tel (646) 536-7331
brett@haydenir.com

Financial Tables Follow

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2018	December 31, 2017
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,682,397	$1,518,157
Short-term investments	58,230	58,221
Accounts receivable	4,141,612	2,420,656
Inventory	6,680,081	5,034,310
Payments in advance	483,532	565,124
Income tax refunds receivable	-	130,171
Prepaid expenses and other current assets	750,245	847,442
Total current assets	13,796,097	10,574,081

Property and equipment, net	2,117,447	2,113,855

Other Assets
Deposits	25,274	26,081
Intangible assets	66,882	76,364
Total other assets	92,156	102,445

Total Assets	$16,005,700	$12,790,381

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$6,605,610	$4,433,665
Income taxes payable	271,484	-
Short term loan, net of finance charges	64,308	518,130
Total current liabilities	6,941,402	4,951,795

Deferred tax liabilities, net	38,100	38,100

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,366,382 shares issued and outstanding	130,053	130,053
Additional paid - in capital	7,837,699	7,687,367
Accumulated other comprehensive loss	(607,614)	(485,286)
Retained earnings	1,663,060	465,352
Total stockholders' equity	9,026,198	7,800,486

Total Liabilities and Stockholders' Equity	$16,005,700	$12,790,381

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues	$8,579,507	$5,455,088	$18,877,912	$14,783,154
Cost of Revenues	4,574,205	2,914,008	9,760,962	7,566,816
Gross Profit	4,005,302	2,541,080	9,116,950	7,216,338

Product Royalty Income	8,094	39,396	28,205	90,313
Operating Expenses
Salaries and wages	588,242	562,803	1,983,557	1,877,560
Commissions and consulting expenses	124,501	109,217	383,415	388,538
Professional fees	163,687	88,901	461,145	519,673
Advertising and marketing	534,817	449,176	1,497,429	1,258,511
Office rent and expenses	69,400	68,423	211,159	201,101
Research and development costs	357,177	321,443	1,059,369	966,841
Bad debt expense	635	7,956	21,107	8,606
General and administrative expenses	521,052	419,052	1,410,768	1,254,542
Depreciation	174,490	131,374	502,265	322,829
Total operating expenses	2,534,001	2,158,345	7,530,214	6,798,201
Income from Operations	1,479,395	422,131	1,614,941	508,450
Other Expenses
Interest and other expenses, net	(2,393)	(95)	(8,320)	(5,650)
Total other expenses	(2,393)	(95)	(8,320)	(5,650)

Income Before Income Taxes	1,477,002	422,036	1,606,621	502,800
Income Taxes	370,658	128,747	408,913	158,614

Net Income Available to Common Shareholders	$1,106,344	$293,289	$1,197,708	$344,186
Net Income per Common Share
Basic	$0.21	$0.05	$0.22	$0.06
Diluted	$0.20	$0.05	$0.22	$0.06
Weighted Average Number of Common Shares Outstanding
Basic	5,366,382	5,366,382	5,366,382	5,364,718
Diluted	5,504,664	5,547,683	5,504,664	5,546,019
Comprehensive Income
Net Income	$1,106,344	$293,289	$1,197,708	$344,186
Other comprehensive income, net of $0 and $0 deferred income taxes in 2018 and 2017
Foreign currency translation	(6,018)	(49,044)	(122,328)	7,344

Total Comprehensive Income	$1,100,326	$244,245	$1,075,380	$351,530